YTB INTERNATIONAL ANNOUNCES CHANGE TO EXECUTIVE
COMPENSATION PROGRAM

WOOD RIVER, Ill., July 20, 2010 – YTB International, Inc. (OTC BB: YTBLA) (“YTB” or the “Company”), a provider of e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, Bermuda, the Bahamas, the U.S. Virgin Islands, and Canada, today announced a change in the Company’s executive compensation program.

In order to ensure the Company continues its best practices related to executive compensation, YTB is transitioning to a performance-based incentive compensation program.  Effective for the 2010 fiscal year, certain Company executives are entitled to incentive compensation if the Company achieves growth in the number of Business Owners at fiscal year end compared to the beginning of the fiscal year; if the Company meets or exceeds certain financial objectives established at the beginning of the fiscal year; or if the executives meet or exceed certain personal or departmental financial and budgetary objectives established at the beginning of each fiscal year.

Robert M. Van Patten, YTB Chief Executive Officer commented, “The changes to the compensation structure are a sign to our Independent Marketing Representatives and Business Owners that we are focused on being financially responsible and are indicators of YTB’s commitment toward success.  This program places more responsibility and accountability on each executive and motivates the Company’s executives to continue to strive toward increasing shareholder value.”

About YTB International
YTB International, Inc. was recognized as the 29th largest seller of travel in the U.S. in Travel Weekly’s 2010 Power List, based on 2009 annual retail value of travel services booked.

YTB provides e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands. The Company operates through two subsidiaries: ZamZuu, Inc. (formerly YTB Marketing, Inc. and YourTravelBiz.com, Inc.) and YTB Travel Network, Inc.

For more information about YTB visit http://www.ytb.com or http://www.thefactsaboutytb.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

For: YTB International, Inc.

    Media Contact:
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    PR@ytb.com

SOURCE YTB International, Inc.